Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS THIRD QUARTER FISCAL 2008 RESULTS

MEDFORD, Oregon, May 8, 2008 – Harry & David Holdings, Inc., announced today financial results for its third fiscal quarter ended March 29, 2008. All results reflect continuing operations net of the Company’s divestiture of its Jackson & Perkins business in April 2007 and the addition of the Wolferman’s business acquired in January 2008.

Net sales for the thirteen-week period ended March 29, 2008 were $68.3 million, a decrease of $5.0 million, or 6.8%, from the thirteen-week period ended March 31, 2007. The year-over-year decrease was primarily due to the shift in Fruit-of-the-Month Club® product shipments in the Company’s direct marketing segment into the second fiscal quarter this year from the third fiscal quarter last year and lower sales in the Company’s wholesale segment, partially offset by the shift of Easter sales from the fiscal fourth quarter last year to the fiscal third quarter this year, higher overall sales in the Company’s stores segment as a result of 14 new stores opened and 3 store closures since the fiscal 2007 third quarter, as well as the addition of the Wolferman’s business.

Gross profit margin was 29.0% in the third quarter of fiscal 2008, down 11.1 percentage points from 40.1% in the same period last year. Approximately one half of the margin decline was primarily a result of certain one-time favorable inventory related and other adjustments last year, higher variable costs, including increases in markdowns and freight expenses, higher fixed costs, and unfavorable inventory adjustments in conjunction with the Company’s ERP implementation in February 2008.

For the third quarter of fiscal 2008, selling, general and administrative expenses increased $1.2 million to $47.2 million from $46.0 million in the same period last fiscal year. The rate to sales increased to 69.1% from 62.8% in the prior year.

For the third quarter of fiscal 2008, EBITDA from continuing operations, which the Company defines as earnings (loss) before net interest expense, income taxes, depreciation and amortization, was ($22.1) million, compared to ($11.5) million in the same period last year. Pre-tax loss from continuing operations for the third quarter of fiscal 2008 was $32.2 million, compared to $21.6 million reported in the same period last year. The decreases were due to lower sales volume, higher fixed cost of goods sold and higher selling, general and administrative costs.

Net loss from continuing operations for the third quarter of 2008 was $21.0 million, reflecting an effective tax rate of 34.8%, compared to a net loss of $13.0 million, reflecting an effective tax rate of 40.1%, reported in the same period last year.

Net sales for the thirty-nine week period ended March 29, 2008 were $487.7 million, a decrease of $10.4 million, or 2.1%, from the forty-week fiscal 2007 period. Net sales decreased approximately $7.2 million, or 1.5%, from fiscal 2007 to fiscal 2008, normalized for a comparable thirty-nine week period.

EBITDA from continuing operations for the thirty-nine week period ended March 29, 2008 was $78.4 million, a decrease of $28.3 million from prior year. The decrease was primarily due to the prior year one-time non-cash pension curtailment gain, which resulted in a $15.8 million non-cash benefit to EBITDA in the first quarter of fiscal 2007 and, to a lesser extent, lower sales volume, non-recurring inventory related benefits last year, and higher fixed production and selling, general and administrative expenses. Excluding the pension curtailment gain, EBITDA was $12.5 million lower than last year.

Pre-tax income from continuing operations for the thirty-nine week period ended March 29, 2008 was $46.2 million, compared to $72.6 million in the forty week period ended March 31, 2007. Net income from continuing operations for the year-to-date period in fiscal 2008 was $28.9 million, compared to net income of $44.2 million reported in the forty week period in fiscal 2007.

“While our third quarter results did not meet our expectations, when normalized for one-time events, they were generally consistent with the retail environment and broader economic trends impacting our customers,” said Bill Williams, President and Chief Executive Officer. “Our focus in the coming months will be on continuing to build market share and effectively managing our costs of goods sold, expenses and inventory levels in the face of ongoing increases in energy and commodity prices.”

The full interim results for the third fiscal quarter ended March 29, 2008 will be filed with the SEC in the Company’s quarterly report on Form 10-Q no later than May 13, 2008. The third quarter press release is also being made available on the Company’s corporate website, www.hndcorp.com.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations, a discussion of the limitations of using such measure and a reconciliation of EBITDA to the most comparable GAAP measure, see the discussion following the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause the Company’s actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to risks relating to market demand for the Company’s products, production capabilities, relationships with customers, implementation of the Company’s business and marketing strategies, competition, continued rising fuel energy and other commodity costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal workforce and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “could” “would”, “should”, “expect”, “plan”, “anticipate”, “intend’, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement, except as required by law. All of the forward looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, May 8, 2008 at 1:30 p.m. Pacific (4:30 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Stephen V. O’Connell, Chief

Financial Officer and Chief Administrative Officer. To access the conference call, participants in North America should dial 1-800-762-8779 and international participants should dial 1-480-629-9031. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through May 22, 2008 by dialing 1-800-406-7325 in North America and by dialing 1-303-590-3030 when calling internationally, with all callers using the replay pass code 3869766.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David® and Wolferman’s® brands.

CONTACTS:

Company Contact	Media Contact	Investor Relations Contact
Steve O’Connell, CFO	Bill Ihle, EVP Corp. Relations	John Mills/Christine Gleim
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.	ICR, Inc.
soconnell@harryanddavid.com	bihle@harryanddavid.com	john.mills@icrinc.com
(541) 864-2164	(541) 864-2145	christine.gleim@icrinc.com
(310) 954-1100

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands, Except Share and per Share Data)

	March 29, 2008	June 30, 2007	March 31, 2007
	Unaudited		Unaudited
Assets
Current assets:
Cash and cash equivalents	$90,132	$49,408	$41,580
Short-term investments	—	24,816	37,363
Trade accounts receivable, net	3,201	2,100	5,328
Other receivables	4,816	10,907	1,208
Inventories, net	48,293	62,406	47,204
Deferred catalog expenses	5,328	4,198	5,671
Deferred income taxes	2,771	—	—
Prepaid income taxes	—	774	—
Other current assets	10,234	9,852	6,754
Assets held for sale	—	—	41,455

Total current assets	164,775	164,461	186,563
Fixed assets, net	162,950	163,273	158,151
Goodwill	3,454	—	—
Intangibles, net	46,267	29,089	31,210
Deferred financing costs, net	9,914	12,144	12,803
Deferred income taxes	—	—	1,484
Other assets	4,005	1,551	721

Total assets	$391,365	$370,518	$390,932

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,272	$22,900	$15,001
Accrued payroll and benefits	14,611	21,175	13,695
Income taxes payable	40,444	—	14
Deferred revenue	21,105	12,914	22,100
Deferred income taxes	—	18,670	43,485
Accrued interest	1,856	5,921	1,941
Other accrued liabilities	6,787	7,409	6,665
Current portion of capital lease obligations	318	1,366	1,571
Liabilities related to assets held for sale	—	—	8,228

Total current liabilities	98,393	90,355	112,700
Long-term debt and capital lease obligations	235,351	245,669	245,000
Deferred income taxes	1,528	8,422	—
Accrued pension liability	15,416	15,504	18,128
Other long-term liabilities	10,751	6,304	4,285

Total liabilities	361,439	366,254	380,113

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 1,500,000 shares authorized; issued and outstanding: 1,032,614, 1,032,241 and 1,031,816 shares at March 29, 2008, June 30, 2007 and March 31, 2007, respectively	10	10	10
Additional paid-in capital	5,996	5,548	5,373
Accumulated other comprehensive income (loss)	(2,004)	1,119	—
Retained earnings (accumulated deficit)	25,924	(2,413)	5,436

Total stockholders’ equity	29,926	4,264	10,819

Total liabilities and stockholders’ equity	$391,365	$370,518	$390,932

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands, Except Share and per Share Data)

(Unaudited)

	Thirteen weeks ended March 29, 2008	Thirteen weeks ended March 31, 2007	Thirty-nine weeks ended March 29, 2008	Forty weeks ended March 31, 2007
Net sales	$68,315	$73,329	$487,747	$498,112

Costs of goods sold	48,546	43,929	252,149	252,932

Gross profit	19,769	29,400	235,598	245,180

Operating expenses:

Selling, general and administrative	46,969	45,766	171,676	168,050
Selling, general and administrative – related party	250	250	750	750

	47,219	46,016	172,426	168,800

Operating income (loss)	(27,450)	(16,616)	63,172	76,380

Other (income) expense:

Interest income	(1,292)	(1,205)	(2,157)	(1,642)
Interest expense	6,059	6,504	19,363	21,634
Pension curtailment gain	—	—	—	(15,844)
Gain on debt prepayment	—	—	(303)	—
Other (income) expense	7	(270)	55	(347)

	4,774	5,029	16,958	3,801

Income (loss) from continuing operations before income taxes	(32,224)	(21,645)	46,214	72,579
Provision (benefit) for income taxes	(11,227)	(8,671)	17,333	28,330

Net income (loss) from continuing operations	(20,997)	(12,974)	28,881	44,249

Discontinued operations:

Gain (loss) on sale of Jackson & Perkins	42	(7,406)	242	(7,406)
Operating income (loss)	274	962	(28)	109
Provision (benefit) for income taxes	110	(2,582)	72	(2,898)

Net income (loss) from discontinued operations	206	(3,862)	142	(4,399)

Net income (loss)	$(20,791)	$(16,836)	$29,023	$39,850

Basic net income (loss) per share:

Continuing operations	(20.33)	(12.58)	27.97	43.18
Discontinued operations	0.20	(3.74)	0.14	(4.29)

Total basic net income (loss) per share	$(20.14)	$(16.32)	$28.11	$38.88

Diluted net income (loss) per share:
Continuing operations	(20.33)	(12.58)	27.69	43.18
Discontinued operations	0.20	(3.74)	0.14	(4.29)

Total diluted net income (loss) per share	$(20.14)	$(16.32)	$27.82	$38.88

Weighted-average shares used in per share calculations:
Basic	1,032,576	1,031,713	1,032,455	1,024,861

Diluted	1,032,576	1,031,713	1,043,111	1,024,861

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Thirty-nine weeks ended March 29, 2008	Forty weeks ended March 31, 2007
Operating activities
Net income	$29,023	$39,850
Less: Net income (loss) from discontinued operations	142	(4,399)

Net income from continuing operations	28,881	44,249
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization of fixed assets	13,464	12,702
Amortization of intangible assets	1,532	1,447
Amortization of deferred financing costs	1,956	2,010
Stock option compensation expense	414	437
Loss on disposal and impairment of fixed assets and other long-lived assets	1,700	218
Gain on short-term investments	(162)	(188)
Deferred income taxes	(27,362)	27,750
Gain on debt prepayment	(303)	—
Pension curtailment gain	—	(15,844)
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(1,978)	(2,863)
Inventories	15,791	8,565
Deferred catalog expenses and other assets	(785)	(201)
Accounts payable	(10,586)	(3,759)
Accrued liabilities	27,495	(7,342)
Deferred revenue	7,910	5,663

Net cash provided by operating activities from continuing operations	57,967	72,844
Net cash provided by (used in) operating activities from discontinued operations	3,086	(1,644)

Net cash provided by operating activities	61,053	71,200

Investing activities
Acquisition of fixed assets	(14,638)	(11,389)
Acquisition of Wolferman’s business	(23,104)	—
Proceeds from the sale of fixed assets	21	76
Proceeds from the sale of short-term investments	24,978	—
Purchases of short-term investments	—	(37,175)

Net cash used in investing activities from continuing operations	(12,743)	(48,488)
Net cash provided by (used in) investing activities from discontinued operations	3,161	(178)

Net cash used in investing activities	(9,582)	(48,666)

Financing activities
Borrowings of revolving debt	63,000	108,500
Repayments of revolving debt	(63,000)	(108,500)
Repayments of capital lease obligations	(1,366)	(573)
Repayments of long-term debt	(9,405)	—
Payments for deferred financing costs	(10)	—
Proceeds from exercise of stock options	34	982

Net cash provided by (used in) financing activities from continuing operations	(10,747)	409

Increase in cash and cash equivalents	40,724	22,943
Cash and cash equivalents, beginning of period	49,408	18,637

Cash and cash equivalents, end of period	$90,132	$41,580

EBITDA

Our earnings before income taxes, interest, and depreciation and amortization (EBITDA) from continuing operations for the thirteen-week period ended March 29, 2008 decreased $10.6 million from the prior year, primarily due to a decline in operating performance, as described above. EBITDA from continuing operations for the thirty-nine weeks ended March 29, 2008 decreased $28.3 million from the prior year primarily due to lower operating income as well as the prior year non-cash pension curtailment gain, which resulted in a $15.8 million benefit to EBITDA in fiscal 2007.

For an explanation of why management believes EBITDA is a useful measure for understanding our results of operations and a reconciliation of EBITDA to the most comparable GAAP measure, see note below, Non-GAAP Financial Measure: EBITDA. The following table reconciles EBITDA from continuing operations to net cash provided by operating activities, which we believe to be the closest GAAP liquidity measure to EBITDA, and net income, which we believe to be the closest GAAP performance measure to EBITDA. Certain rounded amounts below have been adjusted in order to agree to net income (loss) from continuing operations or year-to-date amounts (dollars are in millions).

	Thirteen weeks ended March 29, 2008	Thirteen weeks ended March 31, 2007	Thirty-nine weeks ended March 29, 2008	Forty weeks ended March 31, 2007
Net income (loss) from continuing operations	$(21.0)	$(13.0)	$28.9	$44.2
Interest expense, net from continuing operations	4.8	5.3	17.2	20.0
Provision (benefit) for income taxes from continuing operations	(11.3)	(8.7)	17.3	28.3
Depreciation and amortization from continuing operations	5.4	4.9	15.0	14.2

EBITDA from continuing operations	$(22.1)	$(11.5)	$78.4	$106.7
Interest expense, net from continuing operations	(4.8)	(5.3)	(17.2)	(20.0)
Provision for income taxes from continuing operations	11.3	8.7	(17.3)	(28.3)
Amortization of deferred financing costs	0.7	0.6	2.0	2.0
Stock option compensation expense	0.1	0.1	0.4	0.4
Loss on disposal and impairment of fixed assets and other long-lived assets	1.2	—	1.7	0.2
Gain on short-term investments	—	(0.2)	(0.2)	(0.2)
Deferred income taxes	(0.6)	(8.9)	(27.4)	27.7
Gain on debt prepayment	—	—	(0.3)	—
Pension curtailment gain	—	—	—	(15.8)
Changes in operating assets and liabilities from continuing operations	(50.7)	(54.6)	37.9	0.1
Net cash provided by (used in) discontinued operations	1.2	1.2	3.1	(1.6)

Net cash provided (used in) by operating activities	$(63.7)	$(69.9)	$61.1	$71.2

In the thirteen-week period ended March 29, 2008, net loss and EBITDA from continuing operations included:

•	$1.5 million of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$0.1 million of employee executive recruiting charges;

•	$1.2 million loss on disposal and impairment of fixed assets and long-lived assets;

•	$0.3 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.3 million of severance and re-organization payroll and benefits;

•	$0.2 million income from the application of FIN 48;

•	$0.4 million expense for certain inventory adjustments related to our ERP conversion in the third quarter; and

•	$0.2 million in inventory step-up purchase accounting adjustments.

In the thirteen-week period ended March 31, 2007, net loss and EBITDA from continuing operations included:

•	$0.4 million of consulting fees associated with the implementation of our ERP software project, and other information technology projects;

•	$0.3 million of fees paid to Wasserstein and Highfields under our management agreement;

•	$0.2 million of income recognized from vendor settlements; and

•	$1.9 favorable adjustment due to the reconciliation of aged unmatched inventory receipts identified in the ERP conversion process.

In the thirty-nine week period ended March 29, 2008, net income and EBITDA from continuing operations included:

•	$3.3 million of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$0.2 million of employee executive recruiting charges;

•	$1.7 million loss on disposal and impairment of fixed assets and long-lived assets;

•	$0.3 million net gain on prepayment of long-term debt;

•	$0.8 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.3 million of costs associated with legal settlements;

•	$0.7 million of severance and re-organization payroll and benefits;

•	$0.2 million income from the application of FIN 48;

•	$0.4 million expense for certain inventory adjustments related to our ERP conversion; and

•	$0.2 million in inventory step-up purchase accounting adjustments.

In the forty week period ended March 31, 2007, net income and EBITDA from continuing operations included:

•	$15.8 million non-cash pension curtailment gain

•	$2.8 million of consulting fees associated with the implementation of our ERP software project, other information technology projects;

•	$0.5 million of employee executive recruiting charges;

•	$0.8 million of severance;

•	$0.8 million of fees paid to Wasserstein and Highfields under our management agreement;

•	$0.2 million loss on disposal of fixed assets;

•	$0.5 million of income recognized from vendor settlements; and

•	$1.5 favorable adjustment due to the reconciliation of aged unmatched inventory receipts identified in the ERP conversion process.

Note: Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the 1934 Act, define and prescribe the conditions of use of certain non-GAAP financial information. Our measure of EBITDA from continuing operations meets the definition of a non-GAAP financial measure.

We define EBITDA from continuing operations as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, you should not consider EBITDA in isolation or as a substitute for these GAAP liquidity measures.

We also use EBITDA, in conjunction with GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our operating segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other GAAP and non-GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include the use of EBITDA, are used in estimating and predicting future return on capital trends. Combined with other GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward. However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these GAAP measures of operating performance.